SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   SCHEDULE 13G
                     Under the Securities Exchange Act of 1934


                             CrossPoint Energy Company
              ------------------------------------------------------
                                 (Name of Issuer)


                    Common Stock, par value $0.00001 per share
              ------------------------------------------------------
                          (Title of Class of Securities)


                                    227658101
              ------------------------------------------------------
                                  (CUSIP Number)


                               November 27, 2006
              ------------------------------------------------------
              (Date of Event Which Requires Filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                          Page 1 of 11 Pages

CUSIP 227658101                   13G                               Page 2 of 11

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P.                    20-0597442
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3) SEC USE ONLY
-------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,056,797
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,056,797
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,056,797
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.93%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 227658101                   13G                              Page 3 of 11

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, L.P.      73-1637217
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,056,797
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,056,797
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,056,797
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.93%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 227658101                   13G                               Page 4 of 11

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            DBZ GP, LLC                                      42-1657316
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,056,797
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,056,797
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,056,797
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.93%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 227658101                   13G                               Page 5 of 11

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC                              30-0080444
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,056,797
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,056,797
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,056,797
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.93%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 227658101                   13G                               Page 6 of 11

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,056,797
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,056,797
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,056,797
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.93%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 227658101                   13G                               Page 7 of 11

Item 1.

(a)  Name of Issuer

        CrossPoint Energy Company (the "Issuer")

(b) Address of Issuer's Principal Executive Offices:

        2801 Network Blvd., Suite 810
        Frisco, Texas 75034

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        D.B. Zwirn & Co, L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:    Delaware

        D.B. Zwirn Special Opportunities Fund, L.P.
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:    Delaware

        DBZ GP, LLC
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:    Delaware

        Zwirn Holdings, LLC
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:    Delaware

        Daniel B. Zwirn
        c/o D.B. Zwirn & Co., L.P.
        745 Fifth Avenue, 18th Floor
        New York, NY 10151
        Citizenship:    United States

(d)     Title of Class of Securities

        Common Shares, par value $0.0001 per share ("Shares")

(e)     CUSIP Number

        227658101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)   [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
          78o).

(b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

CUSIP 227658101                   13G                               Page 8 of 11

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)   [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4. Ownership

(a)  Amount Beneficially Owned

        As of the date of this filing, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of 1,056,797 Shares owned by D.B. Zwirn Special Opportunities Fund, L.P. (the "Fund").

        D.B. Zwirn & Co., L.P. is the manager of the Fund, and consequently has voting control and investment discretion over the Shares held by the Fund. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Shares owned by another Reporting Person. In addition, each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn disclaims beneficial ownership of the Shares held by the Fund.

(b)  Percent of Class

        Based upon the Issuer's Annual Report on form 10-KSB filed on January 16, 2007, there were 17,806,616 Shares outstanding as of December 31, 2006. Therefore, each of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn may be deemed to beneficially own 5.93% of the outstanding Shares. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Shares owned by another Reporting Person.

(c) Number of shares as to which such person has:

CUSIP 227658101                   13G                               Page 9 of 11

        (i) Sole power to vote or to direct the vote:

            See Item 4(a)

        (ii) Shared power to vote or to direct the vote

             See Item 4(a)

       (iii) Sole power to dispose or to direct the disposition of

             See Item 4(a)

        (iv) Shared power to dispose or to direct the disposition of

             See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Exhibit I.

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of January 30, 2007, by and among D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn.

CUSIP 227658101                   13G                              Page 10 of 11

                                 SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 30, 2007

D.B. ZWIRN SPECIAL OPPORTUNITIES                      D.B. ZWIRN & CO., L.P.
FUND, L.P.                                            By: DBZ GP, LLC,
By: D.B. Zwirn & Co., L.P.                                its General Partner
By: DBZ GP, LLC,                                      By: Zwirn Holdings, LLC,
    its General Partner                                    its Managing Member
By: Zwirn Holdings, LLC,
    its Managing Member

DBZ GP, LLC                                           ZWIRN HOLDINGS, LLC
By: Zwirn Holdings, LLC,
    its Managing Member



                                            By: /s/ Daniel B. Zwirn
                                                --------------------
                                            Name: Daniel B. Zwirn
                                            Title: Managing Member




/s/ Daniel B. Zwirn
-------------------
DANIEL B. ZWIRN

CUSIP 227658101                   13G                              Page 11 of 11

                                     EXHIBIT I

                              JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the common stock of CrossPoint Energy Company is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: January 30, 2007

D.B. ZWIRN SPECIAL OPPORTUNITIES                     D.B. ZWIRN & CO., L.P.
FUND, L.P.                                           By: DBZ GP,
LLC, By: D.B. Zwirn & Co., L.P.                          its General Partner
By: DBZ GP, LLC,                                     By: Zwirn Holdings, LLC,
    its General Partner                                  its Managing Member
By: Zwirn Holdings, LLC,
    its Managing Member

DBZ GP, LLC                                              ZWIRN HOLDINGS, LLC
By: Zwirn Holdings, LLC,
    its Managing Member



                                               By: /s/ Daniel B. Zwirn
                                                   --------------------
                                               Name: Daniel B. Zwirn
                                               Title: Managing Member




/s/ Daniel B. Zwirn
--------------------
DANIEL B. ZWIRN